Exhibit 24

  CONFIRMING STATEMENT

This Statement confirms that the undersigned, Kent D. Price, had, as of the original filing date of this Form 4, and has authorized and designated Mahadevan Narayanan to execute and file on the undersigned's behalf all Forms 4 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's transactions in securities of Mendocino Brewing Company, Inc. on September 14, 2011. The undersigned acknowledges that Mahadevan Narayanan is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: 9/20/11	/s/ Kent D. Price
Kent D. Price